UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 2, 2009

Date of Report (Date of earliest event reported)

Northstar Neuroscience, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-34078	91-1976637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (206) 300-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on June 12, 2009 Northstar Neuroscience, Inc. (the “Company”) filed Articles of Dissolution (the “Articles of Dissolution”) with the Secretary of State of the State of Washington in accordance with the Company’s Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”). The Articles of Dissolution became effective, and the Company became a dissolved corporation under Washington law, on July 2, 2009 (the “Effective Date”) at 5:00 p.m. Pacific Time.

In addition, the Company’s common stock (the “Common Stock”) was officially delisted from the NASDAQ Global Market at the opening of trading on the Effective Date, pursuant to the previously filed Form 25, which the Company filed with the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. on June 22, 2009. The Company has instructed its transfer agent to close the Company’s stock transfer records as of the close of business on the Effective Date and no longer to recognize or record any transfers of shares of the Common Stock after such date except by will, intestate succession or operation of law.

On July 13, 2009, pursuant to the Plan of Dissolution, the board of directors of the Company approved an initial liquidating distribution of $2.06 per share to the shareholders of record of the Common Stock as of the Effective Date. The Company expects to pay this initial liquidating distribution in cash on or about July 15, 2009.

Pursuant to the requirements of Washington law, the Company intends to retain certain of the remaining assets of the Company to satisfy and make reasonable provision for the satisfaction of any current, contingent or conditional claims and liabilities of the Company until such time as the Company’s board of directors determines that it is appropriate to distribute some or all of such remaining assets. The amount and timing of any subsequent and final distributions will be at the discretion of the Company’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR NEUROSCIENCE, INC.

Dated: July 13, 2009	By:	/s/ Brian B. Dow
Brian B. Dow Vice President of Finance, Chief Financial Officer, and Secretary

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